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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12
TYCO INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TYCO FILES PRELIMINARY PROXY STATEMENT
Board recommends amendments to bylaws that strengthen shareholders' rights

        PEMBROKE, Bermuda (Jan. 9, 2004)—Tyco International Ltd. (NYSE: TYC; BSX: TYC) today filed its preliminary proxy statement with the U.S. Securities and Exchange Commission (SEC). Tyco shareholders will consider seven proposals at the company's Annual General Meeting (AGM) on March 25, 2004.

        In the filing, the Board has proposed amendments to the company's bylaws that strengthen shareholder rights. The Board also recommends continuing the company's charter in Bermuda.

        "The Board listened to the concerns of our shareholders and carefully evaluated the pros and cons of incorporating in the United States," said Tyco Chairman and Chief Executive Edward D. Breen. "Following a thorough review, the Board concluded that the interests of shareholders would be best served by making fundamental changes to our bylaws that strengthen shareholder rights and remaining a Bermuda company."

        Tyco has been a Bermuda company since its 1997 combination with ADT Ltd., a British company chartered in Bermuda since 1984. Following that transaction, the combined entity was renamed Tyco International Ltd.

        The company also announced in the preliminary proxy that the Audit Committee of the Board of Directors is undertaking a comprehensive auditor selection process to review qualified audit firms including PricewaterhouseCoopers LLP, the company's current auditor. The Audit Committee plans to make a decision on the external auditor in the near future.

        Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's leading provider of both electronic security services and fire protection services; the world's leading supplier of passive electronic components and a leading provider of undersea fiber optic networks and services; a world leader in the medical products industry; and the world's leading manufacturer of industrial valves and controls. Tyco also holds a strong leadership position in plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2003 revenues from continuing operations of approximately $37 billion.

IMPORTANT INFORMATION

On January 9, 2004, Tyco filed a preliminary proxy statement with the Securities and Exchange Commission with respect to its 2004 Annual General Meeting of Shareholders scheduled for March 25, 2004. Tyco will file with the Commission, and will furnish to Tyco shareholders, a definitive proxy statement with respect to the 2004 Annual General Meeting of Shareholders. Tyco may also file additional proxy solicitation materials. TYCO ADVISES ALL SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY SOLICITATION MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The preliminary proxy statement is, and the definitive proxy statement and any additional proxy solicitation materials will be, available for free at the Securities and Exchange Commission's Internet web site at www.sec.gov. You may also obtain a free copy of the preliminary proxy statement, the definitive proxy statement when it becomes available, and any other additional proxy solicitation materials, on Tyco's website at www.tyco.com.

Tyco, its Board of directors and director nominees, its executive officers and certain other persons may be deemed to be participants in Tyco's solicitation of proxies with respect to the 2004 Annual General Meeting. Information concerning such participants and their interests is set forth in Tyco's proxy statement, which is available at the websites provided above.

FORWARD-LOOKING STATEMENTS

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2003. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Media:
David Polk, 609-720-4387

Investor Relations:
Ed Arditte, 609-720-4621
John Roselli, 609-720-4624

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TYCO FILES PRELIMINARY PROXY STATEMENT Board recommends amendments to bylaws that strengthen shareholders' rights